Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "FLASTER CORP.", FILED IN THIS OFFICE ON THE NINTH DAY OF NOVEMBER, A.D. 2011, AT 1:30 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE 1776 DELAWARE 1976

Jeffrey W. Bullock, Secretary of State

5063396 8100

111181361

AUTHENTICATION: 9149910

DATE: 11-10-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:53 PM 11/09/2011
FILED 01:30 PM 11/09/2011
SRV 111181361 - 5063396 FILE

CERTIFICATE OF INCORPORATION

OF

Flaster Corp.

(Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST: The name of this Corporation: Flaster Corp.

SECOND: The address of its registered office in the State of Delaware is 1811 Silverside Road, Wilmington, DE 19810 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is: 300,000,000 shares with $0.001 par value.

FIFTH: The name and mailing address of the incorporator is Katina Hamm, 5670 Wilshire Blvd., Suite 1530, Los Angeles, CA 90036.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this November 04, 2011.

/s/Katina Hamm
Katina Hamm,
Incorporator